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CORBUS PHARMACEUTICALS HOLDINGS, INC.

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April 22, 2015

To Our Valued Shareholders:

I am pleased to share with you the Corbus Pharmaceuticals annual report for the year ended December 31, 2014 and to update you on our progress since the launch of Corbus in May 2014 with a $10.3 million private financing round.

In the last ten months the Corbus management team, board of directors and scientific advisors have been working hard to implement the Company’s corporate strategy focused on moving our lead drug candidate, Resunab™, into Phase 2 clinical trials for the treatment of rare, life-threatening inflammatory diseases starting with cystic fibrosis (CF) and scleroderma.

We have made significant progress during this period of time growing from a private pre-clinical company in 2014 to a NASDAQ-listed public company about to start two Phase 2 clinical trials in two separate diseases. In addition, our recently announced $5 million development award from the Cystic Fibrosis Foundation provides further validation for the potential clinical benefit of Resunab for orphan diseases.

Resunab uniquely works by triggering inflammatory resolution, the “off” switch for chronic inflammation. It has generated promising clinical safety data coupled with pre-clinical data showing potent anti-inflammatory and anti-fibrotic activity. The ability to target inflammation and fibrosis, phenomena that are at the core of these rare inflammatory indications, provides Resunab with a therapeutic potential to meaningfully make a positive impact on the lives of individuals suffering from these diseases.

In March 2015, Corbus received clearance from the U.S. Food and Drug Administration of our Investigational New Drug application to advance Resunab into Phase 2 clinical trials which we anticipate launching in the second quarter of 2015. We estimate the two studies will take approximately eighteen months to complete and anticipate announcing top-line study results by the end of 2016.

In addition to our progress advancing Resunab into Phase 2 studies, the Company has also been successful in achieving other important corporate objectives, including assembling a talented and committed management team, an experienced group of independent directors and a world-class group of scientific advisors.

Following our successful May 2014 private financing round, we fulfilled our commitment to shareholders by becoming a publicly trading company in October 2014. Recently, we achieved another major corporate milestone with the up-listing of our common stock to the NASDAQ Capital Market. We believe trading on NASDAQ will continue to expand the Company’s visibility and enhance the liquidity of our common stock.

Lastly, we are proud to have received the recent $5 million development award from the Cystic Fibrosis Foundation. We have been working hand-in-hand with the Foundation and its network of clinical experts for many months refining our Phase 2 CF trial design and believe this close collaboration will be an important element as we continue to develop Resunab as a commercial product for the treatment of CF. We are truly honored by the support from the Foundation and look forward to continuing to build upon this relationship with the CF community.

In summary, the team at Corbus is committed to developing novel therapies for the treatment of rare, life-threatening, inflammatory and fibrotic diseases with high unmet needs. Our commitment is to work tirelessly to successfully execute our corporate strategy and create shareholder value. We are excited about the Company’s future as we bring our Phase 2 studies to the next stage over the next eighteen months and seek additional commercial opportunities.

On behalf of the Corbus management team and board of directors, I would like to thank you for your support and I look forward to sharing the Company’s continued progress with you.

Warm regards,

Yuval Cohen, Ph.D. Chief Executive Officer Corbus Pharmaceuticals Holdings, Inc.